                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             SUNRISE MEDICAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                         2382 FARADAY AVENUE, SUITE 200
                           CARLSBAD, CALIFORNIA 92008

                            ------------------------
                            NOTICE OF ANNUAL MEETING
                        TO BE HELD ON NOVEMBER 13, 1997
                            ------------------------

DEAR STOCKHOLDER:

    The Annual Meeting of Stockholders of Sunrise Medical Inc. will be held at the Del Mar Hilton, 15575 Jimmy Durante Boulevard, Del Mar, California, on Thursday, November 13, 1997, starting at
2:00 p.m. We look forward to the opportunity of greeting personally those stockholders who are able to attend.

    At the meeting, we will:

    1.  Elect members of the board of directors; and

    2. Transact such other business as may properly come before the meeting or any adjournments thereof.

    Management will then report on the activities of Sunrise and comment on its future plans. Stockholders will then be able to ask questions and present their comments.

    The board of directors fixed the close of business on September 19, 1997 as the record date for determining stockholders entitled to notice of and to vote at this Annual Meeting. If you plan to be present, please notify our director of corporate communications, Marcia Vaughan (at 760/930-1500), so that identification can be prepared for you. Thank you for your interest and consideration.

                                          Sincerely,

                                               [LOGO]

                                          Steven A. Jaye

                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

October 10, 1997

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                     [LOGO]

                         2382 FARADAY AVENUE, SUITE 200
                           CARLSBAD, CALIFORNIA 92008

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 13, 1997

    This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Sunrise Medical Inc., a Delaware corporation (the "company" or "Sunrise"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Del Mar Hilton, 15575 Jimmy Durante Boulevard, Del Mar, California, on Thursday, November 13, 1997, commencing at 2:00 p.m., and any postponement or adjournment thereof.

    All shares represented by a properly executed proxy will be voted as directed by the holder on the proxy card. If no choice is specified, proxies will be voted FOR the directors nominated by the board of directors. Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted by filing with the secretary of the company a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and, prior to the voting of the proxy, indicating to the secretary of the meeting a desire to vote his or her shares in person. Holders whose shares are in street name should consult with their brokers concerning procedures for revocation.

    The company will bear the entire expense of this proxy solicitation. The company may reimburse brokerage houses, fiduciaries, and custodians for their reasonable expenses to forward copies of solicitation materials to their principals. Solicitation may be made by telephone or otherwise by officers, directors or Associates (employees) of the company, who will receive no compensation other than their regular compensation.

    The close of business on September 19, 1997 was fixed as the record date for determination of holders of the company's Common Stock, $1.00 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 19,304,624 shares of Common Stock. This Proxy Statement and the accompanying proxy card are being sent to such stockholders on or about October 10, 1997. Subject to cumulative voting rights in the election of directors (see "Election of Directors"), holders of Common Stock are entitled to one vote per share on each matter submitted to or acted upon by the stockholders at the Annual Meeting. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

                             ELECTION OF DIRECTORS

    Eight directors, comprising the entire membership of the board of directors of the company, are to be elected at the Annual Meeting. Stockholders are entitled to cumulative voting rights in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. The proxy solicited by the board of directors confers discretionary authority on the proxy holders to cumulate votes so as to elect the maximum number of nominees. Unless otherwise instructed, the proxy holders intend to vote the shares represented by the proxies received by them for the eight nominees shown below for a term of one year and until their successors are duly elected and qualified.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE

RICHARD H. CHANDLER          Mr. Chandler has served as chairman of the board of directors
  Age 54                     and chief executive officer of the company since its inception
  Director since 1983        in January 1983 through the present. In January 1996 he also became president of the company, a position he previously held from January 1983 until July 1993. From 1982 to 1983, he was president of Richard H. Chandler Company, a management
                             consulting firm, during which period he planned the formation of the company. From 1979 to 1982, he was president and chief executive officer of Abbey Medical, Inc. Mr. Chandler
                             participated in the leveraged buy-out of Abbey Medical from
                             Sara Lee Corporation in June 1979 and arranged for its sale to
                             American Hospital Supply Corporation in April 1981. From 1974
                             to 1979 he held senior management positions with Sara Lee
                             Corporation, ending as a group vice president and including two years when he was president of its Abbey Medical/Abbey Rents division.

LEE A. AULT III              From 1968 until January 1992, Mr. Ault was chief executive
  Age 61                     officer of Telecredit, Inc., a payment services company,
  Director since 1988        serving as its president from 1968 until 1983 and as chairman from 1983 until January 1992. Following the acquisition of
                             Telecredit by Equifax Inc., a New York Stock Exchange ("NYSE")
                             listed information services company in December 1990,
                             Telecredit became a subsidiary of Equifax, and Mr. Ault was also named senior vice president and a director of Equifax. He has since retired as an executive of Equifax, but is still a member of the board of directors. Mr. Ault is also a member of the board of directors of Bankers Trust New York Corporation,
                             Bankers Trust Company and Viking Office Products, Inc. From
                             time to time BT Alex. Brown Incorporated, a subsidiary of
                             Bankers Trust New York Corporation, has and may make a market in the securities of the company, publish research reports covering the company and provide advisory services to the
                             company.

LLOYD E. COTSEN              Mr. Cotsen served as chief executive officer of Neutrogena
  Age 68                     Corporation, a publicly-owned skin care and hair care products
  Director since 1989        company from 1973 to 1995. He also served as president and chairman of the board of directors of Neutrogena for portions of this time. He retired from all positions with Neutrogena at the end of July 1995. Mr. Cotsen is currently a private
                             investor.

BABETTE HEIMBUCH             Since 1982 Ms. Heimbuch has held positions of increasing
  Age 49                     responsibility with First Federal Bank of California and its
  Director since 1994        parent company, FirstFed Financial Corp., a NYSE-listed
                             company, and currently serves as president and chief executive officer of both companies. She has been a director of FirstFed
                             Financial Corp. since 1987 and a director of First Federal Bank of California since 1986. Ms. Heimbuch also serves on the board of advisors of Santa Monica-UCLA Medical Center and the board of directors of the Western League of Savings Institutions and the Federal Home Loan Bank of San Francisco.

MURRAY H. HUTCHISON          Mr. Hutchison was chairman of International Technology
  Age 58                     Corporation, a NYSE-listed environmental management company,
  Director since 1983        from 1976 to 1994, and was its chief executive officer from
                             1976 to 1992. Mr. Hutchison is currently a private investor and is chairman of the board of directors for Advanced Access Inc.
                             He also serves on the board of directors of Olsen Company,
                             Senior Resource Group and Epic Solutions, all privately held companies, and Cadiz Land Company, a public company.

WILLIAM L. PIERPOINT         Mr. Pierpoint was president and chief executive officer of
  Age 59                     Summit Health Ltd., a publicly-owned, integrated health care
  Director since 1985        company from 1977 to 1988. Mr. Pierpoint is a certified public accountant, and since 1988 has been a private investor. In 1995 he became vice chairman of Strategic Partners Inc. (dba
                             Cherokee Uniforms), a privately held company.

JOSEPH STEMLER               Mr. Stemler joined the Maret Corporation, a privately held
  Age 66                     company, as its chief executive officer and chairman of its
  Director since 1989        board of directors in 1997. He is a director of the Scholle
                             Corporation, a privately held company, and served as its CEO and chairman in 1996. From 1989 through 1995, Mr. Stemler
                             served as president, chief executive officer and a director of
                             La Jolla Pharmaceutical Company, a publicly held biotechnology company. He currently serves on the board of directors of La
                             Jolla Pharmaceutical Company and was chairman through 1996. Mr.
                             Stemler became president and chief executive officer of Quidel
                             Corporation in 1985, chairman and chief executive officer in
                             1988, chairman in 1990 and vice chairman in 1991. Mr. Stemler was president and chief executive officer of Bentley
                             Laboratories, Inc. from 1978 to 1985. Mr. Stemler also serves on the board of directors of Safeskin Corporation, a publicly traded company.

JOHN R. WOODHULL             Mr. Woodhull is president and chief executive officer of
  Age 64                     Logicon, Inc., which provides electronic systems and
  Director since 1986        high-technology services to industry and government. Mr.
                             Woodhull joined Logicon in 1964, was elected to the board of directors a year later, and attained the position of president and chief executive officer in 1969. Logicon became a wholly-
                             owned subsidiary of Northrop Grumman Corporation in August
                             1997. Logicon was a NYSE-listed company prior to that time. Mr.
                             Woodhull also serves on the board of directors of Adams
                             Business Forms, Inc., FirstFed Financial Corp., First Federal
                             Bank of California and YMCA of Metropolitan Los Angeles.

    If, at the time of the Annual Meeting, any of the above nominees should be unable or unwilling to serve, the proxy holders may vote the proxies for a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

MEETINGS AND ATTENDANCE

    The board of directors met six times during the fiscal year ended June 27, 1997. The audit committee met three times, and the compensation committee met four times in fiscal 1997. The nominating committee acted once by unanimous written consent. The executive committee did not meet in fiscal 1997. All directors attended at least three-fourths of the aggregate of (i) the total number of meetings of the board and (ii) the total number of meetings of the committees of the board on which such directors served, except for Mr. Cotsen, who attended four Board meetings.

COMMITTEES

    AUDIT COMMITTEE. The audit committee of the board of directors is comprised solely of outside directors. The audit committee meets periodically with the independent auditors, the company's internal audit department and financial management of the company to ensure that each is carrying out its responsibilities. Both the independent auditors and the internal audit department have free and direct access to the audit committee. The company's independent auditors are recommended by the audit committee and selected by the board of directors. Members of the audit committee are Ms. Heimbuch and Messrs. Pierpoint and Stemler, with Mr. Pierpoint serving as chair.

    COMPENSATION AND NOMINATING COMMITTEES. The compensation committee, consisting solely of outside directors, meets with management and makes recommendations to the board concerning (i) executive officer and key employee compensation, (ii) payments to be made under the Management Incentive Bonus Plan and the Special Bonus Plan, and (iii) company contributions to be made under the Profit Sharing/Savings Plan. The compensation committee also administers the stock option plans of the company. In addition, this committee functions as a nominating committee regarding vacancies in the board of directors. For the fiscal 1998 Annual Meeting of Stockholders, the nominating committee will consider nominees for directors of the company recommended by stockholders who submit the person's name and qualifications to the secretary of the company by June 12, 1998. Members of the compensation committee are Messrs. Ault, Hutchison and Woodhull, with Mr. Hutchison serving as chair.

    EXECUTIVE COMMITTEE. The executive committee, consisting of Messrs. Chandler, Hutchison and Pierpoint, meets on an as-needed basis with the authority to make board-level decisions between regularly scheduled board meetings. Mr. Chandler is chair of this committee.

DIRECTOR COMPENSATION

    Outside directors are paid a $2,000 per year retainer and $1,000 for each board meeting attended ($500 if a board meeting is telephonic). In addition, committee members are paid $500 per meeting, if a separate committee meeting is held the same day as a board meeting, and $750 if a committee meeting is held on a day other than a scheduled board meeting ($500 if a committee meeting is telephonic). Committee chairs receive an additional $1,500 annual retainer. Each outside director is granted an option under the company's 1993 Stock Option Plan to purchase 5,000 shares of Common Stock upon his or her initial election to the board and every four years thereafter if still a director. The company has no other contracts or other arrangements pursuant to which any non-employee director was compensated during the year.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The compensation committee of the board of directors (the "Committee") is responsible for establishing and overseeing the policies that govern company compensation and benefit practices. As part of these functions, the Committee evaluates the performance of the chief executive officer, reviews with senior management the performance of other highly compensated officers, and determines their respective compensation levels in terms of salary, bonuses and related benefits. All determinations of the Committee are subject to board approval, other than stock option based compensation, which is determined solely by the Committee. The Committee has established a number of objectives which serve as guidelines in making all compensation decisions, including:

    - The integration of compensation programs with the company's strategic direction in order to achieve its long-term competitive objectives and strategic intent;

    - The reward of annual financial performance through group bonus incentives that pay for performance;

    - The encouragement of consistent, long-term enhancement of stockholder value by providing multi-year performance incentives through a contingent long-term special bonus plan and equity ownership through stock options; and

    - The development and implementation of a competitive total compensation program which enables the company to attract and retain high-caliber employees ("Associates") at all levels.

    The company's compensation philosophy rewards individual and team performance on the basis of both quantitative and qualitative factors. Associates at all levels participate in one or more of the company's various bonus plans. Of the eight plans currently in effect for different subgroups, two apply to senior executives; the other six are aimed more broadly at different groups, including middle managers, engineers, sales Associates and hourly factory and office Associates.

    The Committee believes that the components of executive compensation should include base salary, annual and long-term incentive compensation, stock option grants and other benefits. A brief summary of each component follows.

BASE SALARY

    Base salaries are competitive with market rates and are based on an internal evaluation of the responsibilities required for each position. The Committee relies from time to time on outside industry surveys to assess salary competitiveness, as well as reviewing hiring and turnover patterns within the company. The last such survey occurred in fiscal 1995, when the Committee commissioned a report (the "1995 Report") from an independent consulting firm regarding executive compensation paid by other companies having similar revenues and businesses ("Comparable Employers"). The Comparable Employers group was similar (but not identical) in composition to the S&P Medical Products Index included in the Stock Price Performance Graph in this proxy statement. In determining the group of Comparable Employers, the independent consultant assembled market data on medical device manufacturers with similar revenues. The Committee believes that total cash compensation for company executives should be targeted within the 25th to 75th percentile of executives at Comparable Employers when the company meets commensurately challenging financial goals. Where executives fall within that range will depend on their seniority and their performance. The Committee's objective is to link executive compensation with the company's financial performance while also reflecting competitive market factors.

    Salary increases are based on annual supervisor reviews and are intended to reflect individual as well as business unit performance, along with the results of industry survey results such as the 1995 Report referenced above. Annual increases for salaried Associates are all awarded on the same day (the Monday closest to September 1) so as to ensure fairness across the company and to incorporate both the previous fiscal year's operating results and individual performances.

ANNUAL INCENTIVE COMPENSATION

    The company has used throughout its history a Management Incentive Bonus Plan (the "MIB Plan") pursuant to which members of management are eligible to receive annual cash bonuses. Generally, each bonus will be based on both the achievement of individual objectives agreed upon by the manager and his or her immediate supervisor, and upon attainment of certain earnings targets. With regard to the company's performance, the primary measure used for determining bonuses is the company's earnings per share growth. An operating unit's performance is measured against goals for earnings growth (after a capital charge on any cash drawn), and levels of return on net assets. No bonus is paid at either the corporate or divisional level unless earnings exceed prior year results. Earnings goals are approved annually by the board of directors and are tied to the company's operating plan. Even if a bonus is earned based on profit performance, the executive must still accomplish his or her personal objectives for the year in order to qualify for the designated amount. The maximum payout that can currently be earned under the MIB Plan ranges from 10% to 80% of a manager's annual salary, depending upon his or her position.

LONG-TERM INCENTIVE COMPENSATION

    The company adopted a Special Bonus Plan (the "SBP" or "SB Plan") in 1990 for the purpose of providing incentive cash bonuses to certain executives of the company and its divisions, contingent upon their unit's consistently exceeding its earnings targets over a moving three-year performance period. The SBP is designed to encourage multi-year, sustained growth. Depending on the manager's position, award accruals under this program range from 3% to 10% of base salary when on-target earnings are reached and 6% to 20% of base salary if maximum earnings are achieved. If earnings exceed the maximum, 15% of such earnings excess will be shared with the management team that delivered it, in the form of an additional contingent SBP award accrual. After the close of each of the two succeeding fiscal years, cash payouts equal to 50% of the SBP bonus previously accrued will be made to eligible executives still employed on such dates, but only if the earnings goals for that year have been exceeded. Any incentive bonus not so earned by an executive will be forfeited and used to help the company make up the profit shortfall.

STOCK OPTIONS

    Certain management Associates of the company are eligible to receive periodic grants of non-qualified or incentive stock options pursuant to the 1993 Stock Option Plan. The Committee establishes the terms of options granted under the 1993 Plan. Options which have been granted under the 1993 Plan become exercisable in four equal annual increments beginning on the first anniversary date of the grant. The option price, which is determined by the Committee, must, for incentive stock options, be equal to at least 100% of the fair market value of the shares covered by the option on the date of grant. Options are granted to certain management and senior technology Associates and are intended to retain them and motivate them to improve the company's long-term stock market performance, aligning their interests with those of stockholders. In determining the number of options to be granted to an Associate, the Committee makes a subjective determination based on a number of factors, including the individual's level and scope of responsibility, job performance, and the overall competitiveness of his or her compensation package compared to outside industry surveys.

PROFIT SHARING CONTRIBUTIONS

    The company contributes to a Profit Sharing/Savings Plan in which all domestic Associates (except those under certain collective bargaining agreements) may participate. It is a deferred 401(k) plan which serves as the company's only form of retirement plan for Associates in the United States. Annual awards for Associates under the profit sharing portion of the plan can vary from 4% to 6% of compensation, contingent upon attainment of certain earnings targets by the company as a whole in the case of corporate office Associates, or by the division, in the case of division Associates. The savings portion of the plan provides Associates with a company matching contribution which matches their voluntary savings on a dollar-for-dollar basis up to a maximum of $400. Associates employed outside the United States have a defined contribution plan in effect which generally mirrors the United States plan, to the extent appropriate in view of local laws and practices.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In determining the fiscal 1997 compensation for the company's chairman and chief executive officer, Mr. Richard H. Chandler, the Committee followed its established philosophy and guidelines as outlined above. During its August 1996 meeting, the Board accepted the Committee's recommendation to not increase Mr. Chandler's fiscal 1997 base salary of $475,000, as a result of the company's fiscal 1996 losses. Based on the company's results for fiscal year 1997 and achievement of other objectives pre-established for the year, the Board, at its August 1997 meeting, accepted the Committee's recommendation to (i) award Mr. Chandler a fiscal 1997 MIB bonus of $86,821 (18.3% of his base salary), (ii) increase his base salary to $492,500 (an increase of 3.7%) for the fiscal year 1998 and (iii) grant Mr. Chandler a non-qualified stock option to purchase 25,000 shares of company Common Stock at a price of $16.02 per share. In addition, in August 1997, the company contributed $6,000 to his 401(k) account along with the $400 company matching contribution. There was no SBP accrual or payout for Mr. Chandler in fiscal 1997.

CHANGE IN CONTROL AGREEMENTS

    During fiscal 1997, the Committee commissioned a report from an independent consulting firm regarding Change in Control ("CIC") Agreements provided to executives at companies having businesses and revenues comparable to those of Sunrise. The comparable companies group is similar (but not identical) in composition to the S&P Medical Products & Supplies Index included in the stock price performance graph in this proxy statement. The report found that 7 of the 10 public medical device companies studied have CIC Agreements for their senior executives. The consultant recommended provision of CIC Agreements to the company's key executives for the following reasons: (i) to attract and retain highly qualified executives and key contributors, (ii) to maintain executives' focus on enhancing shareholder value, (iii) to maintain executives' focus on customer service and other functions critical to preserving company value, (iv) to help executives maintain neutrality in their attitudes toward a prospective change in control; (v) to keep the management team intact during a transition and, (vi) to encourage continued strong performance by preserving benefits which executives have earned or are in the process of earning. On this basis, the Board accepted the Committee's recommendation at their April 1997 meeting that CIC Agreements be entered into with Mr. Chandler, the Named Officers and certain company executives.

    Each CIC Agreement provides for a severance payment of up to two times the executive's annual salary and target MIB bonus plus a two year continuation of health and other benefits if (i) there is a "change in control" (as defined in the Agreement) of the company followed within two years by (ii) the executive's termination by the company without "cause" or termination by the executive for "good reason" (each term is defined in the Agreement). In addition, in the case of Mr. Chandler and the company's chief financial officer, Mr. Tarbet, the CIC Agreement provides a 30 day window period following the first anniversary of the change in control during which period they may terminate their employment with or without "good reason" and receive the above described severance benefits.

    This compensation committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Lee A. Ault III               Murray M. Hutchison               John R. Woodhull

                                       Chairman

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the compensation of the company's chief executive officer and the four other most highly-compensated executive officers (the "Named Officers") for the fiscal years ended June 27, 1997, June 28, 1996 and June 30, 1995.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------
                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                  ANNUAL COMPENSATION          AWARDS     PAYOUTS

                                                                    OTHER       STOCK
                                  FISCAL                            ANNUAL     OPTION       LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      SALARY    BONUS (1)  COMPENSATION  GRANTS   PAYOUTS(2)  COMPENSATION(3)
--------------------------------------------------------------------------------------------------------------------
Richard H. Chandler ..........        1997  $ 475,000  $  86,821      --         25,000   $  --         $  10,992
  CHAIRMAN OF THE BOARD AND           1996    460,577     --          --         --          --             4,243
  PRESIDENT                           1995    400,000    124,800      --         20,000      64,805        10,509

Thomas H. O'Donnell ..........        1997    300,000     19,697      --         10,000       1,961         8,901(4)
  PRESIDENT, HOME HEALTHCARE          1996    265,192     14,432      --         20,000      --             8,458(4)
  GROUP                               1995    240,000    102,538      --          5,000      65,528         8,480

Barrie Payne .................        1997    266,154     18,311      --         10,000      11,150        10,410
  PRESIDENT, SUNRISE MEDICAL          1996    231,653     32,056      --         20,000      --             3,861
  EUROPE                              1995    209,000    102,177      --          5,000      38,834         9,841

Ted N. Tarbet ................        1997    220,000     31,111      --         10,000      --             7,407
  SENIOR VICE PRESIDENT               1996    216,154     --          --         --          --             1,368
  AND CHIEF FINANCIAL OFFICER         1995    194,231     49,920      --         10,000      23,540         8,093

Dennis J. McCarthy ...........        1997    202,071     38,145      --         21,000      --             8,469
  PRESIDENT, CONTINUING CARE          1996    190,633     87,813      --          5,000       7,277         9,947
  GROUP                               1995    182,150     --          --          5,000      --             7,858
--------------------------------------------------------------------------------------------------------------------

(1) The amounts reflect the bonuses earned under the Management Incentive Bonus Plan in the designated fiscal years. See the Compensation Committee Report to Stockholders for a description of this plan.

(2) The amounts reflect contingent bonuses accrued in prior years under the Special Bonus Plan which were paid out for the designated fiscal years. See the Compensation Committee Report to Stockholders for a description of this plan.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(3) Includes amounts allocated by the Company for the accounts of the Named Officers in fiscal 1997 as follows:

                                                                                      LIFE
                                                                 PROFIT SHARING/    INSURANCE
NAME                                                              SAVINGS PLAN      PREMIUMS
---------------------------------------------------------------  ---------------  -------------
Richard H. Chandler............................................     $   6,400       $   4,592
Thomas H. O'Donnell............................................         6,400           2,501
Barrie Payne...................................................         6,400           4,010
Ted N. Tarbet..................................................         6,400           1,007
Dennis J. McCarthy.............................................         6,400           2,069

    The company has no defined benefit or other actuarial plan covering the Named Officers. Each of the Named Officers is party to a Change in Control Agreement with the company. (See "Compensation Committee Report to Stockholders--Change in Control Agreements") In addition, Messrs. O'Donnell and Payne have employment agreements entitling them to receive a severance payment upon termination of employment equal to one year's base salary, unless such termination is for good cause (as defined in the agreements).

(4) At the request of the company, Mr. O'Donnell moved his residence twice during fiscal 1996: (i) from Fresno, California to the company's corporate headquarters at Carlsbad, California in April 1996 and (ii) to the newly formed Home Healthcare Group headquarters near Boulder, Colorado in June 1997. For each of these moves the company paid for the relocation and reimbursed Mr. O'Donnell for losses suffered thereby. The total shown above excludes such costs and losses totaling $21,319 for fiscal 1996 and $382,293 for fiscal 1997, including losses on the sale of the residences, costs of buying and selling the homes, moving and travel costs, and temporary living expenses, together with a tax gross-up covering such items. In addition, the company provided Mr. O'Donnell with three short term, bridge loans to facilitate such moves in the amounts of $437,000, $356,000 and $50,000, respectively. Each such loan was evidenced by a promissory note secured by a deed of trust, and each such loan has since been repaid in full.

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth information concerning options granted under the 1993 Stock Option Plan to the Named Officers during the 1997 fiscal year.

                     OPTION/SAR GRANTS IN 1997 FISCAL YEAR

---------------------------------------------------------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE
                                                                                         VALUE AT
                                                                                  ASSUMED ANNUAL RATE OF
                                                                                 STOCK PRICE APPRECIATION
                               INDIVIDUAL GRANTS                                    FOR OPTION TERM(2)
---------------------------------------------------------------------------------------------------------
                                             PERCENT
                                            OF TOTAL
                                            OPTIONS/
                                              SARS
                              OPTIONS/     GRANTED TO     EXERCISE
                                SARS        EMPLOYEES      OR BASE
                               GRANTED         IN           PRICE     EXPIRATION
NAME                           (#)(1)      FISCAL YEAR    PER SHARE     DATE         5%           10%
---------------------------------------------------------------------------------------------------------
Richard H. Chandler........      25,000           6.2%    $   17.46   8/20/2006  $   199,787  $   576,681
Thomas H. O'Donnell........      10,000           2.5         15.88   8/20/2006       95,765      246,522
Barrie Payne...............      10,000           2.5         15.88   8/20/2006       95,765      246,522
Ted N. Tarbet..............      10,000           2.5         15.88   8/20/2006       95,765      246,522
Dennis J. McCarthy.........       7,000           1.7         15.88   8/20/2006       67,035      172,566
Dennis J. McCarthy.........      14,000           3.5         14.94   6/25/2007      130,085      331,015
                                                                                 -----------  -----------
Totals.........................................................................  $   684,202  $ 1,819,828
Increase in total stock market capitalization of the company
  (under same assumptions)(3)..................................................  $179 million $451 million
---------------------------------------------------------------------------------------------------------

(1) All grants were in the form of incentive stock options and non-qualified stock options. No SARs have been granted.

(2) Potential realizable value is calculated as the aggregate difference between the market price of the Common Stock and the option exercise price assuming that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and are not an estimate of future stock price growth.

(3) This line is presented for comparative purposes and reflects, for all outstanding shares as of June 27, 1997, the aggregate potential realizable increase in value that would result if the company's stock price were to increase from the market price on June 27, 1997 ($14.688 per share) by the same compound annual rates set forth in the table over a 10-year period ending June 27, 2007. These amounts are not an estimate of future stock price growth.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information with respect to the Named Officers concerning the exercise of options during fiscal 1997 and unexercised options held as of the end of fiscal 1997.

  AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1997 AND JUNE 27, 1997 OPTION/SAR
                                     VALUES

----------------------------------------------------------------------------------------------------------------
                                 SHARES                                                  VALUE OF UNEXERCISED
                                ACQUIRED                          NUMBER OF                  IN-THE-MONEY
                                   ON           VALUE      UNEXERCISED OPTIONS/SARS          OPTIONS/SARS
            NAME                EXERCISE     REALIZED(1)       AT JUNE 27, 1997          AT JUNE 27, 1997(2)
                                                          EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
Richard H. Chandler.........            0     $  --           66,250        41,250     $  27,353     $       0
Thomas H. O'Donnell.........            0        --           72,250        28,750       165,138         2,820
Barrie Payne................            0        --           53,800        28,750       144,731         2,820
Ted N. Tarbet...............            0        --           47,500        17,500       194,795             0
Dennis J. McCarthy..........            0        --           57,500        28,500       195,255           705
----------------------------------------------------------------------------------------------------------------

(1) Based on the market value of the underlying shares on the exercise date minus the option exercise price per share.

(2) Calculated on the basis of the fair market value of the underlying shares as of June 27, 1997 ($14.688 per share) minus the exercise price.

                            LONG-TERM INCENTIVE PLAN

    The following table sets forth information with respect to the Named Officers concerning the awards made under the company's Special Bonus Plan during fiscal 1996 and 1997. See the Compensation Committee's Report to Stockholders for a description of this plan.

                         LONG-TERM INCENTIVE PLAN TABLE

------------------------------------------------------------------------------------------------------------
                                                   PERFORMANCE OR
                                                    OTHER PERIOD
                                                        UNTIL            ESTIMATED FUTURE PAYOUTS UNDER
                                                    MATURATION OR          NON-STOCK PRICE-BASED PLANS
                                                       PAYOUT              FROM 1996 AND 1997 ACCRUALS
                      NAME                          (FISCAL YEAR)      THRESHOLD      TARGET     MAXIMUM(1)
------------------------------------------------------------------------------------------------------------
Richard H. Chandler.............................           1998           --            --           --
                                                           1999           --            --           --
Thomas H. O'Donnell.............................           1998           --            --           --
                                                           1999           --            --           --
Barrie Payne....................................           1998           --            --           --
                                                           1999           --            --           --
Ted N. Tarbet...................................           1998           --            --           --
                                                           1999           --            --           --
Dennis J. McCarthy..............................           1998           --            --        $  18,487
                                                           1999           --            --           --
------------------------------------------------------------------------------------------------------------

(1) Represents accruals for fiscal 1996 and 1997 that would be earned assuming applicable financial performance goals are exceeded. Under the Special Bonus Plan, the designated amounts will be paid in full if the performance goals for the designated fiscal year are exceeded, or forfeited if performance falls short of the goals for that fiscal year. Amounts reflected for fiscal 1999 may increase by additional accruals in fiscal 1998 if certain fiscal 1998 performance targets are exceeded. Amounts previously accrued for corporate office executives during fiscal years 1994 and 1995 were adjusted to zero to reflect the restatement of financial results for these prior years.

                        STOCK PRICE PERFORMANCE GRAPH(1)

    The following graph shows a five-year comparison of cumulative total returns for the company, the S&P 500 Index ("Broad Market") and the S&P Medical Products and Supplies Index ("Industry Index"). The graph assumes that the value of the investment in the company's Common Stock and each index was $100 at June 30, 1992, and that all dividends were reinvested.

                FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  YEARS    SUNRISE MEDICAL INC.  INDUSTRY INDEX   BROAD MARKET
1992                    $100.00         $100.00         $100.00
1993                     168.70           82.02          113.65
1994                     152.17           79.07          115.25
1995                     216.52          121.31          145.30
1996                     133.91          159.37          183.08
1997                     105.22          211.11          246.61

                                                                              JUNE 30,
                                                  ----------------------------------------------------------------
                                                    1992       1993       1994       1995       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Sunrise Medical Inc.............................  $  100.00  $  168.70  $  152.17  $  216.52  $  133.91  $  105.22
Industry Index..................................     100.00      82.02      79.07     121.31     159.37     211.11
Broad Market....................................     100.00     113.65     115.25     145.30     183.08     246.61

------------------------

(1) This Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

(2) The graph covers the period from June 30, 1992 to June 30, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of September 19, 1997, the name and address, the total number of shares of Common Stock beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")), and the percentage of the outstanding shares of the Common Stock so owned (i) by each person who is known to the company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) by each of the directors, (iii) by the company's chief executive officer and each of the Named Officers and (iv) by all directors and executive officers as a group.

                                                                      AMOUNT AND
                                                                       NATURE OF
                                                                      BENEFICIAL      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                             OWNERSHIP(2)    OF CLASS
-------------------------------------------------------------------  -------------  -----------
Richard H. Chandler(3).............................................     1,975,258         10.2%
ICM Asset Management ..............................................     1,818,000(4)        9.4%
  601 W. Main Avenue, Suite #600
  Spokane, WA 99201
LGT Asset Management Inc. .........................................     1,781,700(4)        9.2%
  50 California St., 27th Fl.
  San Francisco, CA 94111-4624
Wisconsin Investment Board ........................................     1,246,200(4)        6.5%
  121 E. Wilson St.
  Madison, WI 53702
Entrust Capital Inc. ..............................................     1,193,931(4)        6.2%
  650 Madison Avenue, 25th Floor
  New York, NY 10022
Lazard Freres & Co. LLC ...........................................       996,200(4)        5.2%
  Thirty Rockefeller Plaza
  New York, NY 10020
Lee A. Ault III....................................................        27,250        *
Lloyd E. Cotsen....................................................        17,000        *
Babette Heimbuch...................................................         4,650        *
Murray H. Hutchison................................................        28,250        *
William L. Pierpoint...............................................        28,470        *
Joseph Stemler.....................................................        48,368        *
John R. Woodhull...................................................        23,250        *
Thomas H. O'Donnell................................................        80,770        *
Barrie Payne.......................................................        71,995        *
Ted N. Tarbet......................................................        65,980        *
Dennis J. McCarthy.................................................        61,750        *
ALL DIRECTORS & EXECUTIVE OFFICERS
  AS A GROUP (14 PERSONS)..........................................     2,437,794(5)       12.4%(6)

------------------------

*   Less than 1%

(1) Except as otherwise indicated, the address of each of the persons named below is c/o Sunrise Medical Inc., 2382 Faraday Avenue, Suite 200, Carlsbad, California 92008.

(2) Includes shares held for the benefit of the named person as of August 31, 1997 under the Sunrise 401(k) plan, as well as shares deemed to be outstanding pursuant to stock options presently exercisable or exercisable within 60 days after September 19, 1997. On the record date, September 19, 1997, there were a total of 19,304,624 shares of the company's Common Stock issued and outstanding.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(3) Includes Mr. Chandler's options to purchase 83,750 shares of Common Stock. Also includes 55,350 shares held in a non-profit foundation of which Mr. Chandler and family members are directors, and as to which Mr. Chandler disclaims beneficial ownership. The total number of shares used to determine the percent of class is 19,388,374.

(4) Based upon holdings reported by the named institutions in filings with the Securities and Exchange Commission on Forms 13G and/or 13F, together with telephonic confirmation of holdings (where possible) as of September 19, 1997.

(5) Includes options to purchase 406,050 shares of Common Stock held by all directors and executive officers as a group. Also includes 6,477 units of Common Stock held for the benefit of executive officers under the company's Profit Sharing/Savings Plan as of August 31, 1997.

(6) Includes the 6,477 units of Common Stock and the 406,050 options referred to in Note 5 above. The number of outstanding shares of Common Stock for this purpose is 19,717,151.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the 1934 Act requires the company's directors, executive officers and any persons who are beneficial owners of more than 10 percent of the Common Stock ("Reporting Persons") to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "SEC"). The 1934 Act specifies deadlines for filing of these reports with the SEC and also requires the disclosure in this proxy of any failure to meet the filing deadlines. During fiscal 1997, based solely upon a review of Forms 4 and 5 and written compliance statements from Reporting Persons that no Form 5 was required, the company belives that all reports were filed on time with the SEC.

                        PROXY VOTE TABULATION PROCEDURES

    The affirmative vote of the holders of a plurality of the shares of the company's Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will be required to elect each director at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of the company's Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of any other matter presented at the Annual Meeting for approval.

    The election inspector will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention has the same effect as a vote "against" any matter requiring the affirmative vote of a majority of those present and entitled to vote for passage. For the purposes of determining the outcome of any matter, "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the meeting by properly signed and returned proxies but with respect to which the broker or nominee is not empowered to vote on a particular matter) will be treated by the election inspector as not present and not entitled to vote with respect to that matter (although such shares may be entitled to vote on other matters), but will be deemed to be present and entitled to vote for quorum purposes.

                              INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP has been selected to serve as the company's independent auditors for the 1998 fiscal year. This firm has audited the company's financial statements since 1983. One or more representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Pursuant to proxy rules 14a-5(e) and 14a-8(a)(3)(i), any proposals of stockholders intended to be presented at the company's fiscal 1998 Annual Meeting of Stockholders must be received by the secretary of the company at the address of the company set forth on the first page of this Proxy Statement on or before June 12, 1998 in order to be considered for inclusion in the company's proxy materials for that meeting. In addition, under the company's Bylaws, nominations of candidates for election to the company's board of directors and other stockholder proposals must generally be received by the Secretary of the company not less than 60 days prior to the Annual Meeting in order to be considered and acted upon at the Annual Meeting.

                                 OTHER MATTERS

    At the time of the preparation of this Proxy Statement, the board of directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matters are presented properly for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders, insofar as such proxies are not limited to the contrary.

                                          By order of the board of directors,

                                               [LOGO]

                                          Steven A. Jaye

                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Dated October 10, 1997

PROXY

                            SUNRISE MEDICAL INC.

   The undersigned holder of Common Stock acknowledges receipt of a copy of the Annual Report and the Proxy Statement and, reviewing any proxy previously given, hereby appoints Mr. Richard H. Chandler and Mr. Steven A. Jaye as proxies, each with full power of substitution, and hereby authorized them to represent and to vote, cumulatively or otherwise as designated on the reverse side, all of the shares of Common stock of Sunrise Medical Inc. held of record by the undersigned on September 19, 1997, at the Annual Meeting of Stockholders to be held on November 13, 1997, at 2:00 P.M. PST at the Del Mar Hilton Hotel and at any adjournment thereof.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

   PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

                            FOLD AND DETACH HERE

  THE SUNRISE MEDICAL BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2:

                         Please mark your votes as indicated in this example /X/

Item 1--ELECTION OF DIRECTORS

                                  NOMINEES:
                                                                     WITHHELD
                                                        FOR          FOR ALL
Richard H. Chandler           Murray H. Hutchison
Lee A. Ault III               William L. Pierpoint
Lloyd E. Cotsen               Joseph Stemier
Babette Heinbach              John R. Woodhull


WITHHELD FOR ONE OR MORE:
(Write that nominee's name in the space provided below).

________________________________________________________



Item 2--APPROVAL OF THE PROXIES TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

               FOR         AGAINST         ABSTAIN
               / /           / /             / /


WILL ATTEND MEETING / /

Signature_____________________________ Signature __________________ Date ______
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             FOLD AND DETACH HERE